As filed with the Securities and Exchange Commission on May 27, 2020

Registration No. 333-167170

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

The Wendy’s Company

(Exact name of registrant as specified in its charter)

Delaware	38-0471180
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Dave Thomas Blvd., Dublin, Ohio	43017
(Address of Principal Executive Offices)	(Zip Code)

The Wendy’s Company 2010 Omnibus Award Plan

The Wendy’s Company 2020 Omnibus Award Plan

(Full title of the plan)

E.J. Wunsch, Esq.

Chief Legal Officer and Secretary

The Wendy’s Company

One Dave Thomas Blvd.

Dublin, Ohio 43017

(614) 764-3100

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Adam L. Miller, Esq.

Vorys, Sater, Seymour and Pease LLP

52 E. Gay Street

Columbus, Ohio 43215

(614) 464-6250

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

The Wendy’s Company (f/k/a Wendy’s/Arby’s Group, Inc.) (the “Company”) filed a Registration Statement on Form S-8 (File No. 333-167170) with the Securities and Exchange Commission (the “Commission”) on May 27, 2010 (the “Prior Registration Statement”) to register a total of 75,000,000 shares of common stock, par value $0.10 per share, of the Company (“Common Stock”) for issuance under The Wendy’s Company 2010 Omnibus Award Plan (the “2010 Plan”) and any additional number of shares of Common Stock that may be offered or issued from stock splits, stock dividends or similar transactions.

On May 27, 2020 (the “Effective Date”), the Company’s stockholders approved The Wendy’s Company 2020 Omnibus Award Plan (the “2020 Plan”). The total number of shares of Common Stock authorized for issuance under the 2020 Plan consists of: (i) 7,922,078 new shares of Common Stock, plus (ii) the 21,577,922 shares of Common Stock reserved for issuance under the 2010 Plan that remained available for awards under the 2010 Plan as of the Effective Date, plus (iii) any shares of Common Stock subject to outstanding awards under the 2010 Plan that are forfeited, expire or are settled in cash after March 1, 2020 (the shares described in (ii) and (iii) are collectively referred to as the “2010 Plan Shares”). Outstanding awards granted under the 2010 Plan will continue to be governed by the terms of the 2010 Plan, but no new awards will be granted under the 2010 Plan after the Effective Date.

The Company is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Prior Registration Statement in accordance with Item 512(a)(1)(iii) of Regulation S-K and Commission Securities Act Forms Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to register the offer of the 2010 Plan Shares under the 2020 Plan (as such shares would no longer be issuable under the 2010 Plan). No additional securities are being registered by this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2020 Plan, and have been sent or given to participants in the 2010 Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Post-Effective Amendment pursuant to Item 3 of Part II of this Post-Effective Amendment, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates into this Post-Effective Amendment the following documents filed by the Company with the Commission:

•

the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019 filed with the Commission on February  26, 2020, including the portions of the Company’s proxy statement for the 2020 annual meeting of stockholders, filed with the Commission on April 9, 2020, to the extent specifically incorporated by reference therein;

•	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2020 filed with the Commission on May 6, 2020;

•	the Company’s Current Report on Form 8-K filed with the Commission on February 20, 2020; and

•

the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Securities Exchange Act of 1934 on December 23, 2011 and any amendment or report filed for the purpose of updating those descriptions, including most recently in the Company’s Registration Statement on Form S-3 (Registration No. 333-228979) filed with the Commission on December 21, 2018.

All documents which may be filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing of such documents. Information furnished to the Commission by the Company under any Current Report on Form 8-K shall not be incorporated by reference into this Post-Effective Amendment.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The amended and restated certificate of incorporation (the “Charter”) of the Company provides indemnification to the extent not prohibited by Delaware law. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation, such as a derivative action) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent for any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”).

The Charter provides that the Company shall indemnify any person who is or was a director or officer of the Company or is or was serving in any capacity at the request of the Company for any Other Entity. In addition, persons who are not directors or officers of the Company may be similarly indemnified in respect of service to the Company or to an Other Entity at the request of the Company to the extent that the board of directors of the Company (the “Board”) at any time specifies that such persons are entitled to such indemnification. The Charter provides that any director or officer of the Company serving in any capacity for (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Company or (b) any employee benefit plan of the Company or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Company.

Under Section 145 of the DGCL, depending on the nature of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person so indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the case of a derivative action, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

Section 145 further provides that to the extent that a present or former director or officer of a corporation is successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. However, if such director or officer is not successful in the defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, he or she shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard of conduct set forth above as determined by a majority of the disinterested directors or a committee of such directors designated by majority vote of such directors, by independent legal counsel or by the stockholders.

The Charter provides that the Company shall reimburse or advance expenses, including attorneys’ fees and disbursements, to any director or officer or other person entitled to indemnification in advance of the final disposition of a proceeding. However, if required by the DGCL, such expenses may only be paid in advance upon receipt by the Company of an undertaking, by or on behalf of such director or officer (or other person entitled to indemnification), to repay the amount so advanced if it shall ultimately be determined by final judicial decision from which there is no right to appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

The Charter provides that the rights to indemnification and reimbursement or advancement of expenses shall be enforceable by any person entitled to such indemnification, reimbursement or advancement in any court of competent jurisdiction, and the burden of proving that such indemnification, reimbursement or advancement is not appropriate shall be on the Company. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to indemnification or reimbursement or advancement of expenses, in whole or in part.

The Charter expressly provides that the right to indemnification thereunder is a right and that no repeal or modification of the provisions in the Charter relating to indemnification shall affect any rights or obligations with respect thereto. Any person entitled to indemnification or reimbursement or advancement of expenses pursuant to the Charter may elect to have such right interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification, reimbursement or advancement is sought.

The Company also enters into indemnification agreements with its directors and officers indemnifying them against liability they may incur in their capacity as such. The indemnification agreements do not provide indemnification to the extent that the indemnitee is indemnified and has actually received payment from the Company under the Charter, its by-laws, its directors’ and officers’ liability insurance, or otherwise. Additionally, the indemnification agreements do not provide indemnification (i) for the return by the indemnitee of any illegal remuneration paid to him or her; (ii) for any profits payable by the indemnitee to the Company pursuant to Section 16(b) of the Exchange Act; (iii) for any liability resulting from the indemnitee’s knowingly fraudulent, dishonest or willful misconduct; or (iv) for any amount the payment of which is not permitted by applicable law.

Determinations as to whether an indemnitee is entitled to be paid under the indemnification agreements may be made by the majority vote of a quorum of disinterested directors, independent legal counsel selected by the Board, a majority of disinterested Company stockholders or by a final adjudication of a court of competent jurisdiction. In the event that the Company undergoes a “Change of Control” (as defined in the indemnification agreements) all such determinations shall be made by special independent counsel selected by the indemnitee and approved by the Company, which approval may not be unreasonably withheld, or by a court of competent jurisdiction. In certain circumstances, an indemnitee may require the Company to establish a trust fund to assure that funds will be available to pay any amounts which may be due such indemnitee under an indemnification agreement.

As permitted by Section 102(b)(7) of the DGCL, the Charter includes a provision which eliminates the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of a dividend and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived any improper personal benefit.

Finally, the Charter authorizes the Company, as permitted by the DGCL, to purchase directors’ and officers’ liability insurance. The Company carries directors’ and officers’ liability insurance covering losses up to specified amounts.

In addition, the by-laws of the Company (as amended and restated to date, the “By-Laws”), also provide indemnification to its directors and officers to the extent not prohibited by Delaware law.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102 of the DGCL, the Charter, the By-Laws and the referenced indemnification agreements.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of The Wendy’s Company, as filed with the Secretary of State of the State of Delaware on May 26, 2016, incorporated herein by reference to Exhibit 3.1 of The Wendy’s Company Current Report on Form 8-K filed on May 27, 2016 (SEC file no. 001-02207).

4.2	By-Laws of The Wendy’s Company (as amended and restated through May 26, 2016), incorporated herein by reference to Exhibit 3.2 of The Wendy’s Company Form 10-Q for the quarter ended July 3, 2016 (SEC file no. 001-02207).

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1).*

99.1	Wendy’s/Arby’s Group, Inc. 2010 Omnibus Award Plan, incorporated herein by reference to Annex A of the Wendy’s/Arby’s Group, Inc. Definitive 2010 Proxy Statement (SEC file no. 001-02207).

99.2	First Amendment to Wendy’s/Arby’s Group, Inc. 2010 Omnibus Award Plan, incorporated herein by reference to Exhibit 10.2 to The Wendy’s Company Current Report on Form 8-K filed on June 2, 2015 (SEC file no. 001-02207).

99.3	Second Amendment to The Wendy’s Company 2010 Omnibus Award Plan, incorporated herein by reference to Exhibit 10.3 to The Wendy’s Company Current Report on Form 8-K filed on June 2, 2015 (SEC file no. 001-02207).

99.4	The Wendy’s Company 2020 Omnibus Award Plan, incorporated herein by reference to Annex A of The Wendy’s Company Definitive 2020 Proxy Statement filed on April 9, 2020 (SEC file no. 001-02207).

*	Filed herewith

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes:

(l)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Signature page to immediately follow]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on May 27, 2020.

THE WENDY’S COMPANY

By:	/s/ TODD A. PENEGOR
Name	Todd A. Penegor
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed by the following persons in the following capacities on May 27, 2020.

Signature	Title

/S/ NELSON PELTZ	Chairman and Director
Nelson Peltz

/S/ PETER W. MAY	Vice Chairman and Director
Peter W. May

/S/ TODD A. PENEGOR	President, Chief Executive Officer and Director (Principal Executive Officer)
Todd A. Penegor

/S/ KRISTIN A. DOLAN	Director
Kristin A. Dolan

/S/ KENNETH W. GILBERT	Director
Kenneth W. Gilbert

/S/ DENNIS M. KASS	Director
Dennis M. Kass

/S/ JOSEPH A. LEVATO	Director
Joseph A. Levato

/S/ MICHELLE J. MATHEWS-SPRADLIN	Director
Michelle J. Mathews-Spradlin

/S/ MATTHEW H. PELTZ	Director
Matthew H. Peltz

/S/ PETER H. ROTHSCHILD	Director
Peter H. Rothschild

/S/ ARTHUR B. WINKLEBLACK	Director
Arthur K. Winkleblack

/S/ GUNTHER PLOSCH	Chief Financial Officer (Principal Financial Officer)
Gunther Plosch

/S/ LEIGH A. BURNSIDE	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)
Leigh A. Burnside